EXHIBIT 10.50

EMPLOYMENT AGREEMENT

   THIS AGREEMENT ("Agreement") is effective as of July 12th 2006

BY AND BETWEEN:

Calais Resources Corporation

4415 Caribou Road. P.O. Box 653
Caribou, Nederland, CO 80466-0653

(the "Company”)

and

Thomas S. Hendricks

P.O. Box 653 - Caribou
Nederland, CO 80466-0653

(the "Executive")

RECITALS

WHEREAS the Executive is an Officer of the Company, the former chief executive officer of the Company, and has, for the past 35 years, been in charge or associated with the development of the Company's chief assets, and is currently employed in the Business (as defined below) operated by the Company;

WHEREAS the Company and Executive desire that the agreements and understandings pursuant to which Company has agreed to hire Executive and Executive has agreed to serve be set forth in writing for the benefit of both parties:

NOW THEREFORE in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1,       Defined Terms

(a)      "Board" means the Board of Directors of the Company;

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(b)	"Business" means the business presently or hereafter carried on by the Company in the area of mineral resource exploration, development and production;

(c)
"Disability" means the inability of the Executive as a result of illness or injury to perform his responsibilities as an employee of the Company for a period of 180 consecutive days or 200 days out of 400 days;

(d)
"Effective Change of Control" means the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions; and

(e)	"Stock Option Plan" means the incentive stock option plan of the Company for directors, officers, employees and other service providers of the Company.

2.       Employment

(a)
The Company (directly or through its United States and other subsidiaries) shall employ the Executive, and the Executive shall serve the Company and its subsidiaries as, Vice President for Exploration and Corporate Development or in such other capacity or capacities as may be determined by the Board from time to time.

(b)	The Executive represents that he has the required skills and experience to perform the duties required of him and agrees to be bound by the terms and conditions of this Agreement.

(c)
The Executive will be employed by the Company on a full-time basis and will devote himself exclusively to the Business and will not be employed or engaged in any capacity in any other business that is in competition with the Business of the Company, without the prior written approval of the Company.

(d)	The Executive acknowledges that in carrying out his duties and responsibilities:

i)	the Executive shall comply with all lawful and reasonable instructions as may be given by the Board;

ii)
the Executive will perform his duties with the highest level of integrity and in a manner which shall engender the Company's complete confidence in the Executive's relationship with other employees of the Company and with all persons dealt with by the Executive in the course of employment; and

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iii)	the Executive will perform his duties in a diligent, loyal, productive and efficient manner and use his best efforts to advance the Business and goodwill of the Company.

(e)	The Executive understands that the hours required to meet the objectives of his employment will vary and be irregular.

(f)	The location of the Executive's employment under this Agreement shall be in the State of Colorado.

3.           Compensation and Benefits

As compensation for the services to be rendered by the Executive to the Company, the Company agrees to provide the remuneration and benefits set out in this paragraph 3.

(a)          Base Salary and Discretionary Bonus

The Executive shall be paid a minimum annual base salary of US$ 150,000. The Board shall review the amount of such salary annually. Said salary shall be subject to all deductions required by law or required by company policy and shall be paid bi-monthly, in arrears, by check or deposit, or such other periodic installments as may be from time to time agreed. In addition, the Executive may be entitled to receive a discretionary performance bonus in such amount, if any, as the Board in its sole discretion may determine.

(b)          Grant of Stock Options

The Executive shall be eligible to receive stock options granted pursuant to the Stock Option Plan, on such terms and conditions as the Board in its discretion may determine.

(c)          Automobile Allowance

The Executive shall be entitled to receive an automobile allowance to cover normal day-to-day operating (including fuel) and maintenance costs paid by the company.

(d)          Health (Medical and Vision), Dental, Long Term Disability and Life Insurance

The Executive shall be entitled to receive and participate in health (medical and vision), dental, long-term disability and life insurance programs offered by the Company to other executive employees and entitled, at his option, to continue to receive and participate in the health (medical and vision) (Humana), dental (Delta) insurance

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programs which the Company makes available as of the date of this Agreement. In recognition of the Executive's hands-on participation in the oversight and maintenance of the Company's principal mining assets in Caribou, the Company shall continue to provide disability insurance coverage to Executive under the policy currently provided to Executive by AFLAC or, at the Executive's option, under a substitute policy in an amount and with benefits equivalent to the coverage currently provided to Executive by the Company.

(e)           Indemnification and D&O Liability Insurance

To assure that Executive will be in a position to perform his duties to the Company without concern over unwarranted liability, the Company shall indemnify and advance reasonable defense expenses to the Executive to the full extent permitted by Colorado. The Company shall also use its best efforts to purchase, at the earliest time practicable, one or more policies of directors and officers liability insurance in an amount adequate to protect Executive against claims made against him for actions taken or not taken in the conduct of his duties to the Company.

4.           Vacation

The Executive will be entitled to twenty (20) days of vacation during each twelve- (12-) month period calculated from January 1, 2006 plus usual statutory and other public holidays, the timing of such vacation to be mutually agreed upon between the Executive and the Company. Vacation accrued and unused by Executive during 2004 and 2005 (20 days) shall be carried forward and remain useable in 2006 and 2007. Otherwise, vacation entitlement not used in any 12-month period may be carried forward, provided that, if it is not used in the next 12-month period, the Executive shall be paid the cash equivalent of any unused vacation entitlement.

5.           Expenses

The Executive shall be reimbursed by the Company for business expenses incurred as a result of his work on behalf of the Company. The Company shall reimburse the Executive for such expenses upon presentation of supporting documentation satisfactory to the Company in accordance with the tax principles applicable in the United States for such reimbursement and the Company's established reimbursement policies, as those policies may be modified from time to time in the Company's discretion.

6.           Terms of the Agreement and Termination

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(a)	This Agreement shall commence on the date hereof and shall be of indefinite term unless terminated pursuant to the provisions hereof.

(b)
The Executive may terminate his employment pursuant to this Agreement by giving at least one (1) month's advance notice in writing to the Company. The Company may waive such notice, in whole or in part, and, if it does so, the Executive's entitlement to remuneration and benefits pursuant to this Agreement will cease on the date such notice is waived.

(c)
The Executive's employment shall terminate upon the death of the Executive, whereupon all stock options granted to the Executive shall immediately vest and shall be exercisable by the Executive's heirs, executors, administrators or personal representatives in accordance with the terms of the Stock Option Plan.

(d)	The Executive's employment shall be terminated upon the Disability of the Executive.

(e)
In the event of an Effective Change of Control, the Executive's employment shall be deemed to have been terminated without cause, and: (i) the Company shall be obligated to pay the Executive the severance payments calculated in accordance with subparagraph 6(f) hereof; and (ii) those certain stock options granted to Executive on July 8,2004 in consideration of the $980,000 debenture issued to Executive and assigned by Executive pursuant to the settlement agreement between Calais and Marlowe and Judy Harvey shall, to the extent unvested, immediately and fully vest and be exercisable by Executive at will in accordance with the remaining terms provided therein.

(f)
The Executive's employment may be terminated without cause by majority vote of the Board. In the event that the Executive's employment is so terminated, or is deemed to have been terminated pursuant to subparagraph 6(e) hereof, any stock options granted but not vested shall be immediately vest, and the Company shall pay to the Executive 36 months salary, in compensation for the Executive's loss of employment, together with a payment equal to 50% of any bonus entitlement of the Executive for each year in such 36 month period, plus any other compensation which the Executive is entitled to receive. Health (medical and vision), dental, long term disability and life insurance plan coverage in effect on the last day of employment shall continue, without material change, for a period of 36 months. The Executive shall not have the duty to mitigate damages. For the purpose of calculating payments due to the Executive pursuant to this subparagraph 6(f), all Federal and State taxes and Federal excise taxes (parachute taxes) shall be grossed-up.

(g)
The Company may terminate the Executive's employment without notice or payment in lieu of such employment, for cause. For the purposes of this Agreement "cause" shall mean (i) the failure to follow written policies or directions

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of the Board not inconsistent with this Agreement or contrary to applicable law, (ii) neglect of responsibilities after the receipt of written notice setting forth the performance deficiencies and providing 45 days to cure such deficiencies, (iii) acts of dishonesty, fraud, misrepresentation, insubordination, harassment or employment discrimination, and (iv) indictment for a felony.

7.           Notices

(a)	Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or mailed by registered mail to the Executive's home address.

(b)
Any notice required or permitted to be given to the Company shall be sufficiently given if delivered to the Secretary of the Company personally or if mailed by registered mail to the Company's principal office, attention Corporate Secretary.

(c)	Any notice given by registered mail shall be deemed to have been given forty-eight hours after the time it is posted.

8.           Entire Agreement

This Agreement terminates, replaces and supersedes all prior agreements, oral or written, between the parties hereto. This Agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, with respect to the subject matter hereof not contained in this Agreement.

9.           Headings

The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning hereof.

10.           Warranty

Each of the parties hereto represents and warrants that there are no restrictions, agreements or limitations on such party's right or ability to enter into and perform the terms of this Agreement.

11.           Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Agreement

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(including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12.          Modification

Any modification of this Agreement must be in writing and signed by both the Executive on the one hand and by the Company acting through an officer duly authorized to execute such modification on behalf of the Company or such modification shall have no effect and shall be void.

13.          Waiver

The wavier by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.          Assignment of Rights

The rights that accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

15.          Independent Legal Advice

The Executive acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

16.          Time of Essence

Time shall be of the essence of this Agreement

17.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Any dispute between the Company and Executive shall be brought exclusively in the State or Federal Courts located in Denver, Colorado. In the event of

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such dispute, the prevailing party shall be entitled to recover its reasonable attorneys fees and costs.

IN WITNESS WHEREOF the parties have duly executed this Agreement effective as of the date first written above.

CALAIS RESOURCES, INC

By: /s/ David R. Russell
David R. Russell
Chairman of the Board

Executive

/s/ Thomas S. Hendricks
Thomas S. Hendricks

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